Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

SMART ONLINE, INC.,

SMART CRM, Inc.

COMPUTILITY, INC.

AND

CERTAIN SHAREHOLDERS OF
COMPUTILITY, INC.

(NONMATERIAL SCHEDULES AND EXHIBITS IDENTIFIED IN THE ASSET PURCHASE AGREEMENT
HAVE BEEN OMITTED PURSUANT TO ITEM 601B.2 OF REGULATION S-K.
SMART ONLINE AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION
UPON REQUEST BY THE COMMISSION A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT.)

LIST OF SCHEDULES

2.1(i)	Fixed Assets

2.1(ii) (A)	Common Law State and Federal Trademarks, Service Marks, Trade Names, Trade Logos and Trade Styles

2.1(ii) (M)	Telephone, Facsimile, and Data Numbers

2.1(v)	Customer Contracts

2.1(vii)	Factor Provider Contracts

2.1(viii)	Prepayments

2.1(ix)	Security Deposits

2.1(x)	Amounts due from Factor Providers

2.2(iii)	Excluded Tangible Assets

2.2(iv)	Excluded Contracts

4.1(i)	Liabilities Assumed by Acquisition Sub (Accounts Payable)

4.1(ii)	Liabilities Assumed by Acquisition Sub (Contracts)

5.1(a)	Shareholders

5.2(a)	Financial Statements

5.2(a) (i)	Interim Financial Statements dated June 30, 2005

5.2(a) (ii)	Interim Financial Statements dated August 31, 2005

5.4	Accounts Receivable

5.5	Material Adverse Changes

5.6	Litigation

5.9	Tax Filings

v

5.10	Seller’s Contracts and Agreements

5.17(a)	Contracts regarding Transferred Personnel and Contracted Employees

5.17(b)	Employee Programs

5.19	Insurance Policies

5.20	Customers

5.22	Contractors

5.24	Licenses

5.25	Related Party Transactions

5.26	The Premises

8.2(xiii)	Transferred Personnel

8.2(xiv)	Contracted Employees

8.2(xxi)	Terminated Contracts

LIST OF EXHIBITS

Exhibit A1	Initial Escrow Agreement

Exhibit A2	Secondary Escrow Agreement

Exhibit B	Opinion of Seller’s Counsel

Exhibit C	Employment Agreement of Michael Stuart

Exhibit D	Incentive Stock Option Agreement of Michael Stuart

Exhibit E	Employment Agreement of Brian Donaghy

Exhibit F	Incentive Stock Option Agreement of Brian Donaghy

Exhibit G	Form of Non-Disclosure

Exhibit H	Employment Agreement

Exhibit I	Incentive Stock Option Agreement

Exhibit J	Certificate as to Policy on Insider Trading Policy

Exhibit K	Certificate as to Code of Ethics

Exhibit L	Employee Release

Exhibit M	Release from Seller Shareholders and Key Employees

Exhibit N	Public Announcement

Exhibit O	Stock Power

ASSET PURCHASE AGREEMENT

AGREEMENT made this 4th day of October, 2005 by and among SMART ONLINE, INC., a Delaware corporation (“Buyer”), SMART CRM, INC. , a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), COMPUTILITY, INC., a Nevada corporation (“Seller”) and those shareholders of Seller identified in Section 1 of this Agreement (the “Seller Shareholders”).

RECITALS

A.    Seller is engaged in the business of developing and distributing customer relationship management software; sales force automation software; procuring, deploying, and supporting computer hardware and systems; and other information technology services (the “Business”).

B.    Seller desires to sell and Buyer and Acquisition Sub desire to purchase certain of the assets of Seller utilized and necessary in connection with the Business, as more particularly described herein, and upon the terms and subject to the conditions herein set forth.

C.    The Boards of Directors of Buyer and Acquisition Sub and the Board of Directors and Shareholders of Seller have approved this Agreement by resolutions duly adopted.

D.    The Seller Shareholders own a majority of the issued and outstanding capital stock of Seller, and are entering into this Agreement in order to induce Buyer to consummate the transactions described herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby the parties agree as follows:

1.    DEFINITIONS.

For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Business” has the meaning ascribed to it in the Preamble to this Agreement, and shall also include any activity involving the Purchased Assets, as defined in Section 2.1 hereof, whether by the Seller, a subsidiary of Seller, the Seller Shareholders or any party listed on Schedule 5.25.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” means the transaction of the events set forth in Section 8 hereof.

“Closing Date” means the day on which the Closing is held as set forth in Section 8 hereof.

“Closing Date Balance Sheet” means the unaudited balance sheet of the Seller as of the Closing Date prepared in accordance with GAAP containing all accruals, including but not limited to all payroll accruals (including bonuses, commissions and vacations).

“Closing Income Statement” means the unaudited income statement of the Seller for the period January 1, 2005 through the Closing Date.

“Contractors” means the individuals or entities set forth in Section 5.22.

“Financial Statements” mean the audited balance sheets as of December 31, 2002, 2003, and 2004 and the income statement and cash flows for the years ended December 31, 2002, December 31, 2003, and December 31, 2004.

“Interim Financial Statements” mean the unaudited financial statements of the Seller for the interim periods set forth in Schedules 5.2(a)(i) and 5.2(a)(ii) prepared in accordance with GAAP, and which shall include the Closing Date Balance Sheet.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Purchase Price” has the meaning ascribed to it in Section 3.1 hereof.

“Purchased Assets” has the meaning ascribed to it in Section 2.1 hereof.

“SEC” means the Securities and Exchange Commission.

“Seller” shall mean Computility, Inc. and shall include the predecessor entities of Computility, Inc., including Harvest Systems, LLC, Harvest Services, Inc. or any other predecessor entity.

“Seller Shareholders” means Brian Donaghy, Michael Stuart and Growth Ventures Group, Inc. (“Growth Ventures”).

“Key Employees” means Brian Donaghy and Michael Stuart, collectively.

Other capitalized terms used in this Agreement shall have the meanings ascribed to them in the Sections where such terms are initially used or in such other document referred to in this Agreement and attached to this Agreement as an Exhibit.

2.    PURCHASE AND SALE OF ASSETS.

2.1    Assets To Be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey, and assign to the Acquisition Sub, and the Acquisition Sub shall purchase and acquire from Seller, at the Closing and as of the Closing Date, and all the tangible and intangible assets of Seller, except the Excluded Assets as provided in Section 2.2 of this Agreement, including the following assets of Seller (collectively, the “Purchased Assets”). The Purchased Assets include, but are not limited to the following:

(i) The right, title, and interest of Seller in and to all machinery, equipment, fixtures, leasehold improvements, furniture, and other personal property set forth on Schedule 2.1(i), attached hereto and made a part hereof, including all computer equipment used by Seller in the conduct of its business (collectively, the “Fixed Assets”);

(ii) All of Seller’s right, title, and interest in and to the following items if any: (A) all Seller’s common law state and federal trademarks, service marks, trade names, trade logos and trade styles, all of which are listed on Schedule 2.1(ii)(A), attached hereto and made a part hereof, (B) all Seller’s rights in any pending applications for registration or existing registrations on the Principal or Supplemental Register of the United States Patent and Trademark Office of any of Seller’s marks or names, (C) all Seller’s rights in any pending applications for registration of any of Seller’s marks or names in any state or foreign country, (D) all Seller’s rights in any pending applications for patent and all Seller’s issued patents in the United States or any foreign country including any continuations or continuations-in-part of the applications for patent or improvements thereto, (E) all Seller’s common law and statutory copyrights and registrations in the United States or any foreign country, (F) all Seller’s licenses, (G) all Seller’s inventions, (H) all Seller’s trade secrets, (I) all computer software used in connection with the Business, including source codes for current or former versions of software owned by Seller, a subsidiary of Seller or any party listed in Schedule 5.25 that may be used for the operation of Seller’s business, and third party computer software licensed by Seller, (J) all technical and business confidential or proprietary information including but not limited to discoveries, know-how, and other business or technical confidential information that are used by Seller or in connection with or related to the Business or that provide Seller with a commercial advantage over any or all of its competitors, (K) all promotional, sales and advertising material, artwork, films, layouts, catalogues, brochures, descriptions of products or services, and package designs, (L) all client lists, customer lists, supplier lists, and prospect lists, (M) the telephone, facsimile, and data numbers listed on Schedule 2.1(ii) (M), attached hereto and made a part hereof, (N) the right to the name Computility, Inc., Harvest Services Inc., Harvest Systems LLC, and any other trade names currently or previously used by Seller in connection with the Business, and (O) all goodwill related to any of the foregoing (collectively, the “Intellectual Property”);

(iii) All of Seller’s books and records, including all employee lists, all market and industry analyses, business development materials, all applicant data bases, all files, copies of all books of accounts and ledgers, and all other instruments and documents relating to the assets and Business being acquired by the Buyer pursuant to this Agreement (collectively, the “Customer Material”) but excluding Seller’s corporate records;

(iv) All of Seller’s rights under the leases and rental agreements, all of which are set forth on Schedule 4.1(ii), attached hereto and made a part hereof;

(v) Except as described in Section 4.2(iii) hereof, all of Seller’s customer contracts, open quotes, agreements, purchase orders and the like, all of which are set forth on Schedule 2.1(v), attached hereto and made a part hereof, which Schedule also sets forth the total amounts due under such listed contracts as of August 31, 2005;

(vi) Except as described in Section 4.2(iii) hereof, all of Seller’s accounts and trade receivables (including but not limited to those accounts receivables set forth on Schedule 5.4), all unperformed commitments and obligations owing to Seller, and all other instruments, contracts, and agreements of Seller;

(vii) The “Factor Provider Contracts” listed on Schedule 2.1(vii), attached hereto and made a part hereof, pursuant to which Seller assigned the amounts due and payable under the indicated Services Agreements to Bankers Leasing Company and NCMIC (jointly referred to herein as “Factor Providers”), which Schedule also sets forth the total amounts due under the Factor Provider Contracts to the Factor Providers as of August 31, 2005 (all of the items list in Sections 2.1(iv), (v), (vi) and (vii) shall be referred to collectively as the “Contracts”);

(viii) All prepayments on behalf of Seller including all prepaid payroll, insurance premiums, and other statutory taxes, all of which are set forth on Schedule 2.1(viii), attached hereto and made a part hereof;

(ix) All security deposits owed to Seller, all of which are set forth on Schedule 2.1(ix), attached hereto and made a part hereof,

(x) All amounts received by Factor Providers and not yet remitted to Seller related to collection by Factor Providers from the Seller’s customers, as set forth on Schedule 2.1 (x), attached hereto and made a part hereof.

(xi) All intangible property rights and proprietary information of Seller relating to Seller’s operation of the Business being acquired by the Buyer and Acquisition Sub pursuant to this Agreement (collectively, the “Proprietary Information”);

(xii) All rights of Seller under or pursuant to all warranties, representations, and guaranties made by suppliers or vendors in connection with products or services furnished to the Seller, or otherwise pertaining to the Business or affecting the Purchased Assets;

(xiii) All Seller’s goodwill in connection with the Business, including all rights of Seller under any covenants not-to-compete, confidentiality or non-solicitation agreements running to Seller, and any customer communications or documents;

(xiv) Any ACH Payments as defined and set forth in Section 2.2(i).

2.2    Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following assets of Seller (the “Excluded Assets”) are excluded from the Purchased Assets and are not being purchased and sold hereunder:

(i) All cash, cash equivalents and bank accounts of Seller as of the Closing Date, except for any Automated Clearing House payments (“ACH Payments”) received from the Factor Providers on or about September 15, 2005, less any amounts disbursed for rent, utilities and payroll (it being understood that such payroll amounts shall be consistent with the salaries or fees paid by the Seller during the six months prior to closing in accordance with the Interim Financial Statements set forth in Schedule 5.2(a)(i));

(ii) All of Seller’s rights in, to and arising out of the promissory note dated November 12, 2004 made by Growth Ventures to Seller in the principal amount of $25,000;

(iii) All the tangible assets listed on Schedule 2.2(iii), attached hereto and made a part hereof, (collectively, the “Excluded Tangible Assets”); and

(iv) All the contracts listed on Schedule 2.2(iv), attached hereto and made a part hereof, (collectively, the “Excluded Contracts”).

2.3    Non-Assignable Contracts. To the extent that any of the contracts, rights, or commitments for which assignment to Buyer or Acquisition Sub is provided herein are not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach thereof. Seller agrees to use Seller’s best efforts to obtain the consent of each other party to any such contract, right, or commitment to the assignment thereof to Buyer or Acquisition Sub in all cases in which such consent is required for assignment or transfer. If such consent is not obtained at or prior to the Closing, and if Buyer does not terminate this Agreement in accordance with the provisions of Section 10 hereof, Seller agrees to cooperate with Buyer and Acquisition Sub in subsequently seeking such consent and in any reasonable arrangements (including billing arrangements) designed to provide for Buyer and Acquisition Sub the benefits under any such contract, right, or commitment, including enforcement at the cost and for the account of Buyer and Acquisition Sub of any and all rights of Seller against each other party thereto arising out of the cancellation by such other party or otherwise. If and to the extent that such arrangements cannot be made, Seller will indemnify Buyer and Acquisition Sub for the amounts due and payable under such contracts, rights, or commitments not assigned and not received by Buyer or Acquisition Sub (including any costs incurred in the process of seeking such assignment), and Buyer or Acquisition Sub shall nonetheless be responsible for performing on behalf of Seller with respect to any such contract, right, or commitment.

3.    PURCHASE PRICE; PAYMENT.

3.1    Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) is four hundred eighty-four thousand two hundred thirteen (484,213) shares of the common stock of Buyer (the “Compensation Shares”) which shall be paid to the Seller and distributed to the Seller’s shareholders listed on Schedule 5.1(a).

(i)	All Compensation Shares, which are restricted shares, shall bear the following legend as appropriate for stock certificates:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR TRANSFERRED UNLESS THERE EXISTS AN EFFECTIVE REGISTRATION STATEMENT THEREFOR UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS OR THE ISSUER HEREOF HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL OF THE ISSUER, THAT SUCH SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR TRANSFER IS EXEMPT FROM REGISTRATION.

(ii)	All Compensation Shares paid to Seller described in Section 3.2

(ii) hereof shall bear, in addition to the legend required under Section 3.1(i), the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE BEING HELD IN ESCROW PURSUANT TO AN ESCROW AGREEMENT DATED AS OF SEPTEMBER 30, 2005 AMONG SMART ONLINE, INC., COMPUTILITY, INC. AND DANIELS DANIELS & VERDONIK, P.A. AND ARE SUBJECT TO CANCELLATION AS PROVIDED IN SECTION 9 OF THE ASSET PURCHASE AGREEMENT DATED AS OF SEPTEMBER 30, 2005 AMONG SMART ONLINE, INC., COMPUTILITY, INC. AND OTHER PARTIES.

Buyer shall reissue certificates to Seller or to Seller's shareholders, as the case may be, without the above legends in accordance with the Buyer’s company policy and subject to Section 7.13 and 7.14 of the Agreement and any State or Federal rules, laws or regulations.

3.2    Payment. Subject to the terms and conditions of this Agreement, Buyer shall pay to Seller the Purchase Price as follows:

(i)	84,213 Compensation Shares	to be issued to Seller on the Closing Date;

(ii)	400,000 Compensation Shares	to be issued to Seller on the Closing Date and held in escrow pursuant to Section 9.

4.    ASSUMPTION OF OBLIGATIONS AND LIABILITIES.

4.1    Liabilities and Obligations Assumed. As of the Closing, Buyer or Acquisition Sub shall assume and timely pay, perform, and discharge only those obligations and liabilities of Seller specifically identified on Schedule 4.1(i) and Schedule 4.1(ii), attached hereto and made a part hereof, which amounts shall include the balance due the Factor Providers for the Factor Provider Contracts set forth on Schedule 2.1(vii) (the “Assumed Liabilities”). Except as set forth in the first sentence of this Section 4.1, Buyer shall not assume, nor be obligated to perform, fulfill, or pay, any obligations or indebtedness of Seller whatsoever.

4.2    Excluded Liabilities and Obligations. Except for the Assumed Liabilities as provided in Section 4.1 hereof, Acquisition Sub and Buyer shall have no liability or obligation to pay, and Seller shall retain and timely pay, perform, and discharge all debts, liabilities, and obligations of Seller, whether relating to the Business, the Purchased Assets, or otherwise, and arising or accruing prior to the Closing Date, including, without limitation, the following:

(i) All liabilities and obligations of Seller accrued since its inception through the Closing Date for the Transferred Personnel, the Key Employees, Contracted Employees, and Contractors including, if any, all earned but unpaid vacations, holidays, and bonuses; all liabilities and obligations of Seller accrued since its inception and continuing after the Closing Date for the employees of Seller who Buyer or Acquisition Sub does not hire, including all unearned but unpaid vacations, holidays, and bonuses, and severance obligations of Seller, if any; and all liabilities and obligations of Seller under or arising out of the contracts listed on Schedules 5.17(a) and (b);

(ii) All liabilities and obligations of Seller with respect to any claim, demand, cause of action, suit, proceeding, judgment, loss, liability, damage, or expense against Seller, including any claim, demand, cause of action, suit, proceeding, judgment, loss, liability damage or expense arising out of the matters set forth on Schedule 5.6;

(iii) All obligations and liabilities of Seller to third parties under the leases, rental agreements, licenses, registrations, and other contracts set forth on Schedule 2.1(iv), (v) and (vi) attached hereto and made a part hereof, to the extent such obligations and liabilities first became accrued and payable prior to the Closing Date;

(iv)  All obligations and liabilities of Seller to third parties with respect to the Excluded Assets;

(v) All obligations and liabilities of Seller and Seller Shareholders or any affiliate, person or entity which accrued prior to the Closing Date;

(vi) All accounts payable of Seller as of the Closing Date;

(vii) Any other debt, liability, or obligation of Seller which accrued prior to the Closing Date;

(viii) All income taxes, payroll taxes, statutory federal, state, and local taxes and any taxes which may become due on the account of Seller by virtue of the operation of the Business prior to the Closing Date, a change in Seller’s accounting method or as a result of the sale contemplated by this Agreement; and

(ix) All amounts payable under the Iowa Department of Economic Development Entrepreneurial Ventures Assistance Program pursuant to the agreement made February 19, 2004.

5.    REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLER SHAREHOLDERS. The Seller and the Seller Shareholders, jointly and severally, as a material inducement to Buyer and Acquisition Sub to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer and Acquisition Sub, which representations and warranties are true and correct in all respects on this date, and will be true and correct in all respects on the Closing Date as though made on and as of such date. All such representations and warranties are subject to all of the provisions of the Schedules and documents contained in the Exhibits attached to this Agreement.

5.1    Shareholders of Seller; Corporate Records.

(a)    The shareholders listed on Schedule 5.1(a) are, and will be on the Closing Date, the sole owners, of record and beneficially, of all the issued and outstanding shares of the Seller’s capital stock, free and clear of all liens, encumbrances, claims, or rights of their parties (whether under option agreements, shareholder agreements, or otherwise). Except as set forth on Schedule 5.1(a), there are no outstanding (i) securities of the Seller, convertible or exchangeable for shares of capital stock or equity securities of the Seller, (ii) options, warrants, calls, or other rights to acquire from the Seller, or other obligations, understandings, or arrangements of the Seller to issue, any capital stock, equity securities, or securities convertible or exchangeable for capital stock or equity securities of the Seller, or (iii) voting agreements, proxies, voting trusts or other agreements with respect to voting the Shares.

(b)    True, complete, and correct copies of the Articles of Incorporation, Bylaws and all minutes of the Seller have heretofore been delivered to the Buyer, as such documents or instruments are presently in effect.

5.2    Financial Statements.

(a)    The Financial Statements for the fiscal years ended December 31, 2002, December 31, 2003, and December 31, 2004 are attached as Schedule 5.2(a), attached hereto and made a part hereof. The Interim Financial Statements for the period January 1, 2005 through June 30, 2005 have been attached hereto as Schedule 5.2(a)(i) and made a part hereof, and the Interim Financial Statements for the period January 1, 2005 through August 31, 2005 have been attached hereto as Schedule 5.2(a)(ii) and made a part hereof. The Financial Statements and the Interim Financial Statements and the financial information contained therein (i) are in accordance in all material respects with the books and records of the Seller for the items reflected therein and accurately account in all material respects for the financial condition and transactions of the Seller, (ii) have been prepared by the Seller in accordance with GAAP, and (iii) present fairly the assets, liabilities, and results of operations of the Seller as of the dates and for the periods indicated. Since June 30, 2005 (the “Balance Sheet Date”), there has been no material adverse change in the condition (financial or otherwise) of the Seller, or of any properties or the Seller’s Business, and the Seller’s Business has been conducted only in the

Seller’s ordinary course. The Interim Financial Statements set forth in Schedule 5.2(a)(ii) reflect all liabilities, contingent or otherwise, of the Seller as of the Balance Sheet Date, except performance obligations under executory contracts and other liabilities which have not historically been reflected on the Financial Statements. Such liabilities not so reflected were incurred in the ordinary course of business and, except as may be reflected on Schedule 5.5, do not in the aggregate have any material adverse effect upon the condition, financial or otherwise, of the Seller. The contingency, tax and other reserves reflected on the Financial Statements are adequate, appropriate and reasonable in accordance with GAAP.

(b)    All books and records of Seller, financial and other, are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices, and the financial records reflect all payroll accruals including but not limited to all bonuses, vacations, holidays, and other compensation.

5.3    Undisclosed Liabilities. Seller does not have any liabilities or obligations of any nature, fixed or contingent, that are not shown or otherwise provided for in the Financial Statements and the Interim Financial Statements. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board) of the Seller that will not be adequately provided for. The Seller is not a guarantor, indemnitor or otherwise liable for any indebtedness of any other person, firm, or corporation except as an endorser of checks received by the Seller and deposited in the ordinary course of business.

5.4    Accounts Receivable. Attached hereto and made a part hereof as Schedule 5.4, is a list of all accounts receivable and billable items not yet billed of Seller and aging schedule pertaining thereto as of the Closing Date. All of the accounts receivable and billable items not yet billed of Seller now and on the Closing Date are bona fide accounts receivable of Seller representing the sales price of (or other sums or fees receivable for or in respect of) goods, merchandise, or services sold or performed by Seller in valid transactions in the regular course of its business to or for the benefit of its customers. Subject to balance due the Factor Providers as set forth in Schedule 4.1(ii), such accounts receivable are collectible in full and are not subject to offset or counterclaim or otherwise in controversy.

5.5    Material Adverse Changes. Except as specifically stated in Schedule 5.5, attached hereto and made a part hereof, or required by this Agreement, from January 1, 2005 to the date of this Agreement, the Business of the Seller has been operated in the Seller’s ordinary course and there has not been:

(a)    Any adverse changes in the business, condition (financial or otherwise), results of operations, properties, assets, liabilities, earnings, accounts receivables or net worth of the Seller for such period or at any time during such period;

(b)    Any other event or condition of any character which it is reasonable to expect will, individually or in the aggregate with other events or conditions, adversely affect the future, the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, accounts receivables, business, or prospects of the Seller, or the Business;

(c)    Any damage, destruction, or loss (whether or not covered by insurance) affecting the Seller or its assets, properties, or business;

(d)    Any cancellation of any debts (except in the ordinary course of business) or any waiver of any material rights of value to the Seller;

(e)    Any cancellation or breaches on any existing contract of which Seller is a party that would have a material adverse effect on the Business of Seller;

(f)    Any statute, rule, regulation, or order adopted by any governmental body, agency, or authority that adversely affects the Seller or the Business or the Seller’s financial condition;

(g)    Except as required or permitted by the terms of this Agreement, there has not been any payment of bonuses or accrued salaries, nor any obligation to make any payment of bonuses or salaries, out of the ordinary course of business or agreements to materially increase the rate or terms of compensation payable or to become payable by Seller to its directors, officers, or key employees; provided, however, that this subsection shall not restrict or limit the Seller in any way from hiring additional personnel who are required for its operations;

(h)    Any transfer, lapse, or grant of any rights in the Seller’s patents, trademarks, trade names, or copyrights or any disposition or disclosure to any person of any trade secrets relating to the Seller’s Business,;

(i)    Any modification, change, or termination of any contract or other document referred to in this Agreement or any of the Schedules hereto, or relating to the Seller’s Business, or the failure to renew or extend any material contract relating to the Seller’s Business, except in the ordinary course of business;

(j)    Any action which has increased the cost of the Seller in funding or maintaining any employee pension or retirement plans or other employee benefit plans;

(k)    The entering into, creation or allowance of any new mortgage, lien, or encumbrance on any assets of the Seller other than the liens and encumbrances arising in the ordinary course of business;

(l)    Any increase or any change in any assumptions underlying or methods of calculating any bad debt, contingency, tax, or other reserves or any change in its accounting practices, methods, or assumptions (including changes in estimates or valuation methods);

(m)    Any lease or sublease of real property or the exercise of any purchase options or rights of first refusal contained in any lease or sublease, or the termination, surrender, cancellation, or assignment of any of Seller’s properties demised under any leases, or any part thereof;

(n)    The incurring of any indebtedness for borrowed money, the entering into of any commitment to borrow money, or making any loans in respect to borrowed money to third parties, or the agreement to guaranty any obligations of third parties (other than in connection with the negotiation and collection of negotiable instruments in the ordinary course of business, and for accounts payable and trade debt incurred in the ordinary course of business, which shall be set forth in the Closing Date Balance Sheet);

(o)    The writing up or writing down of the value on its financial statements of any of the Seller’s assets;

(p)    Any contracts entered into with third parties for services outside of the ordinary course of business or whose term, payment terms, or pricing are outside of the ordinary course of business;

(q)    Any issuance or agreement to issue any additional shares of common stock or any other voting security of the Seller or any rights to acquire any such additional common stock or voting security, except for shares issuable upon exercise of previously granted employee stock options, which are reported in Section 5.1;

(r)    Any merger, consolidation or sale of assets or securities of the Seller, or the authorization of the same, other than as contemplated in this Agreement, or any purchase of all or substantially all of the assets of any entity, or any other extraordinary corporate transaction;

(s)    Any indebtedness, guaranty or encumbrance on the assets of the Seller not otherwise set forth in the Agreement;

(t)    Any verbal or written notice from any customer, or any discussions with any customers, which might cause the Seller or any of the Seller Shareholders to believe the customer may cease to be a customer of the Seller after the Closing Date or to wish to renegotiate or otherwise change the terms and conditions (including, but not limited to, price) between the customer and the Seller;

(u)    Any verbal or written notice concerning any plans by any customer of the Seller to either develop the capability to provide or obtain the production and services currently provided by the Seller from the internal resources of the customer or any affiliated person or entity or any third party vendor; and

(v)    The agreement, whether in writing or otherwise, to take any action described in this Section 5.5.

5.6    Litigation. Except as set forth in Schedule 5.6, attached hereto and made a part hereof, there are no actions, suits, claims, investigations, or legal, administrative, or arbitration proceedings pending or, to Seller’s knowledge, threatened against the Seller, whether at law or in equity, or before or by any federal, state, municipal, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality, or any basis for any such action, suit, claim, investigation, or proceeding. The Seller is not subject to any judgment. The Seller is not in violation of or in default under any order, judgment, writ, injunction, or decree of any federal, state, local, or foreign governmental or regulatory entity (or any department, agency, authority, or political subdivision thereof) or court or arbitrator. Also set forth on Schedule 5.6 is a description of the settlement of any proceedings of the nature described in this Section 5.6 since January 1, 2004, together with a description of the amount and nature of each settlement.

5.7    Compliance: Governmental Authorizations. The Seller has not failed to file any report or return required by any government or governmental agency which failure would adversely affect the Seller, its assets or financial condition or results of operations of its business. The Seller has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations, and orders applicable to its business, including without limitation, federal and state anti-trust, securities, banking collection, consumer protection, immigration, environmental, health, occupational safety and health, plant closing, pension, requirements of any Board of Fire Underwriters, laws and regulations. Seller has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of the Business. Such licenses and permits are in full force and effect, and there are no violations of any such licenses or permits. No proceedings are pending or, to Seller’s knowledge, threatened to revoke or limit the use of such licenses or permits that would have an adverse effect on the business of Seller.

5.8    Due Organization. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; it is qualified to do business and in good standing in each state where the properties owned, leased, or operated, or the business conducted, by it require such qualification except where failure to so qualify would not have a material adverse effect on its financial condition, properties, business, or results of operations. The Seller has the power to own its properties and assets and to carry on its business as now presently conducted. The Seller is registered to do business in the State of Iowa as a foreign corporation, has a current Certificate of Authority from the State of Iowa.

5.9    Taxes.

(a)    Except as disclosed on Schedule 5.9, attached hereto and made a part hereof, all (i) federal, state, local, or foreign tax returns (collectively, the “Returns”) required to be filed with respect to the properties, assets, operations, income, payroll and net worth of Seller have been timely filed or appropriate extensions have been obtained and such Returns are true, correct, and complete in all material respects; (ii) all such tax returns have been prepared in accordance with all applicable laws and requirements, and accurately reflect in all material respects taxable income (or other measure of Tax) of the Seller, and (iii) all taxes and governmental charges, including, without limitation, any interest and penalties (collectively “Taxes”) due pursuant to such Returns or in connection with Seller's operations have been paid or adequate provision therefore has been made on the Financial Statements. Except as disclosed on Schedule 5.9, there are no outstanding agreements or waivers extending the statutory period of limitation concerning any tax liability of Seller, no examination of any Return of Seller is currently in progress and no governmental authority has, within the last three (3) years, notified Seller or Seller Shareholders of any tax claim, investigation, or proceeding or conducted any audit. All monies required to be collected or withheld by the Seller for income taxes, social security, or other payroll taxes have been collected or withheld, and either paid to the appropriate governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Seller and the Seller is not liable for any taxes or penalties for failure to comply with any of the foregoing. The Seller has not made, is not obligated to make, and will not, as a result of the transactions contemplated hereby, make or become obligated to make any “excess parachute payment” within the meaning of Section 280G of the Code (determined without regard to subsection (b)(4) thereof).

(b)    There exist no grounds for the assertion or assessment of any additional Taxes against the Seller or its assets. No claim has been made by a taxing authority in any jurisdiction where the Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction.

(c)    True, correct, and complete copies of all federal or state income tax returns, tax examination reports, and statements of deficiencies assessed against, or agreed to by, the Seller with respect to the last two years have been delivered to Buyer.

(d)    The Seller has not ever (i) joined in or been required to join in filing a consolidated or combined federal, state, or local income tax return, (ii) been the subject of a tax ruling that has continuing effect, (iii) been the subject of a closing agreement with any taxing authority that has continuing effect, or (iv) granted a power of attorney with respect to any tax matters that has continuing effect.

(e)    The Seller shall be responsible for the preparation and timely filing of all corporate tax returns and tax reports required by law of the Seller for all periods ending on or prior to the Closing Date. The Seller shall pay the costs associated with such preparation. Copies of all such returns shall be delivered into the possession of the Buyer immediately upon preparation.

(f)    The Seller is not a party to any tax-sharing agreement.

(g)    The Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code and the regulations promulgated thereunder.

(h)    The Seller does not own any interest in any entity characterized as a partnership for federal income tax purposes.

(i)    Seller has fully paid and has no liability, including liability arising out of any employer or co-employer arrangement, for payroll, social security or any other taxes related to any employee, co-employee or independent contractor.

5.10    Agreements. Schedule 5.10, attached hereto and made a part hereof, contains a true and complete list of all contracts, agreements, leases, mortgages, obligations, arrangements, restrictions, and other instruments to which the Seller is a party or by which the Seller or its assets may be bound. True and correct copies of all written items set forth on Schedule 5.10, and a memorandum describing in full each oral item or contract listed on Schedule 5.10, have been or will have been made available to Buyer prior to the date hereof. No event has occurred that (whether with or without notice or lapse of time) would constitute a material default by the Seller under any of the contracts or agreements set forth in Schedule 5.10, and no other party has alleged the existence of any such default. Neither the Seller nor the Seller Shareholders have knowledge of any material default by the other parties to such contracts or agreements. Except for any contract set forth in Schedule 8.2(xxi), no contract is presently expected to result in a loss to the Seller upon completion or performance thereof or payment thereunder. No contract contains any covenant limiting or restricting the freedom of the Seller to engage in any business or compete with any person. The Seller has complied in all material respects with all other provisions of all such contracts.

5.11    Title to Property and Related Matters. The Seller has, and at the time of the Closing will have, good and marketable title to the Purchased Assets, free and clear of any security interests, mortgages, liens, or encumbrances, except (i) the security interest of the Factor Providers under the Factor Provider Contracts, (ii) the equipment set forth on Schedule 2.1(i) which is subject to a security interest under a capital lease set forth on Schedule 4.1, and (iii) liens for current taxes not yet delinquent. Except as set forth in said Schedule 4.1 and except for matters that may arise in the ordinary course of business, the Fixed Assets are in good operating condition and repair, reasonable wear and tear and depreciation excepted, and have been maintained and used in material conformity with all applicable federal, state, and local laws, regulations, and ordinances (including but not limited to zoning, environmental, and occupational safety and health regulations), and there does not exist any condition that materially interferes with the use thereof in the ordinary course of the business of the Seller. All non-cash assets constituting, used principally in connection with, and necessary to the conduct of, the Seller’s Business are owned or leased by the Seller, and are being conveyed to the Buyer or Acquisition Sub hereunder, with the exception of the Excluded Assets. None of the Seller’s tangible personal property is subject to any contract for its sale to any party other than in the ordinary course of business, and none of the Seller’s tangible personal property is subject to any contract for its use by any party other than in the ordinary course of business.

5.12    Patents, Trademarks, Licenses. Except as set forth on Schedule 2.1(ii) (A), there are no trademarks, copyrights or patents owned by or licensed to the Seller. All trademarks, copyrights, or patents owned by the Seller are free and clear of all liens, encumbrances, or claims of third parties and are not subject to any license. Schedule 2.1(ii) (A) contains a complete list of the trademarks, service marks, trade names, domain names, fictitious names, symbols, logos, trade dress, copyrights, and patents used by the Seller in connection with its business. The Seller has adequate and sufficient rights, registered or unregistered, to use such intellectual property as currently used in its business, free and clear of any lien or competing rights or interests of other which would preclude or otherwise impair such use by the Seller. The Seller has not infringed upon any intellectual property rights of any third person or entity, including without limitation any patent rights, trademarks, trade names, copyrights, or other intellectual property rights. The operations of the Business as currently conducted do not infringe upon any trademark, trade name, copyright or patent of any third party. The Seller has not received any claim of infringement of any trademark, trade name, copyright, patent application, or patent of any third party.

5.13    Due Authorization. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting, or affecting the enforcement of creditors rights generally, or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate any order, writ, injunction, or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation, or acceleration under), any provisions of the Seller’s Articles of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage, or agreement of any kind to which the Seller is a party or by which the Seller or its properties may be bound, but subject to Section 2.3 of this Agreement, or violate in any material respect any statute, law, rule, or regulation applicable to the Seller. No consent or approval by any governmental authority is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby.

5.14    Brokerage Fees. The Seller has not incurred, and will not incur, any liability for brokerage or finder’s fees or similar charges in connection with the transactions contained within this Agreement.

5.15    Obligation of the Seller Shareholders. This Agreement constitutes the valid and legally binding obligation of the Seller Shareholders, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws relating to, limiting or affecting the enforcement of creditors' rights generally. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of or default under, or conflict in any material respect with, any judgment, decree, statute, or regulation of any governmental authority applicable to the Seller Shareholders or any contract, commitment, agreement, or restriction of any kind to which the Seller Shareholders are a party or by which the Seller Shareholders are bound.

5.16    Approvals Required. No approval, authorization, consent, order, or other action of, or filing with, any person, firm, or corporation or any court, administrative agency, or other governmental authority is required in connection with the execution and delivery by the Seller Shareholders of this Agreement or the consummation by them of the transactions described herein, except to the extent that Seller Shareholders may be required to file reports in accordance with relevant regulations under federal and state securities laws upon execution of this Agreement and/or consummation of the transactions contemplated hereby.

5.17    Employee; Benefit Plans.

(a)    Schedule 5.17 (a), attached hereto and made a part hereof, sets forth the number and names of the employees of Seller as of the date hereof, and includes and indicates those individuals for which Seller has entered into a co-employer agreement with Merit Resources, Inc.

(b)    Seller does not have any “employee benefit plans” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Benefit Plans”). Schedule 5.17(b), attached hereto and made a part hereof, identifies all programs, including, without limitation, any pension plans, health and welfare plans, life, disability, medical, dental or hospitalization insurance plans, sick-leave, vacation accrual or holiday plans, bonus, savings, profit-sharing or other similar benefit plans, deferred compensation, stock option, stock ownership and stock purchase plans covering employees or former employees of Seller (“Employee Programs”). Seller does not sponsor or contribute to, nor has it ever sponsored or been required to contribute to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA. As applicable with respect to each Employee Programs, the Seller has delivered to the Buyer true and complete copies of (i) each Employee

Programs, including all amendments thereto, and in the case of an unwritten Employee Programs, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements, and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereof, (iv) the two (2) most recent summary annual reports, actuarial reports, financial statements, and trustee reports, and (v) all records, notices, and filings concerning (x) any governmental audit or investigations, (y) “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code and (z) “reportable events” within the meaning of Section 4043 of ERISA. There are no pending or, to the knowledge of Seller or the Seller Shareholders, threatened investigations or audits by governmental agencies or any claims by or on behalf of the Employee Programs or by any employee of the Seller alleging a breach or breaches of such plans, or fiduciary duties thereunder, violations of other applicable federal or state law with respect to the Employee Programs or arising out of events relating to the employment of the employees of the Seller, which could result in a monetary liability, or any material non-monetary liability, on the part of the Seller under ERISA or any other law, nor, to the knowledge of Seller or the Seller Shareholders, is there any basis for such a claim.

(c)    Except as disclosed on Schedule 5.17(a) Seller does not have any written contracts, or oral contracts, including any employment, co-employment, management, agency, or consulting contracts, with respect to any of its current, former, or retired employees or consultants.

(d)    Seller is not a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or, to Seller’s knowledge, threatened.

(e)    Seller has complied in all material respects with all applicable laws relating to the employment of labor, including the provisions thereof relating to benefits required to be provided under Part VI of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (collectively, “COBRA”), wages, hours, working conditions, employee benefit plans, and the payment of withholding and social security taxes.

(f)    No present or former employee or consultant of the Seller has any claim against the Seller (whether under federal or state law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) vacation, time off, or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

(g)    Neither the Seller nor any agent, representative or employee of the Seller has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending or, to Seller’s knowledge, threatened any charge or complaint against the Seller by the National Labor Relations Board or any representative thereof.

(h)    Seller has not had any worker’s compensation claims asserted against it during the three (3) years preceding the date hereof.

(i)    With regard to Schedule 5.17(b):

(i)    All contributions to, and payments from, any Employee Programs which may have been required in accordance with the terms of such Employee Programs or any related document have been timely made. All such contributions to, and payments from, any Employee Programs, except those to be made from a trust, qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, shall be paid on or before the Closing Date.

(ii)    Neither the Seller, nor any fiduciary, trustee or administrator of any Employee Programs, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Employee Programs which would subject any such Employee Programs, the Seller, the Seller Shareholders, the Buyer, or the Acquisition Sub to a tax, penalty, or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(iii)    All insurance premiums with respect to any insurance policy related to any Employee Programs which are due and payable for any period up to and including the Closing Date shall have been paid on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither the Seller nor the Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability.

(iv)    With respect to each Employee Programs that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Seller complies in all respects with the continuation coverage requirements of the Code and ERISA.

(v)    None of the Employee Programs provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under Employee Programs qualified under Section 401(a) of the Code. Seller has not made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life, or disability coverage for any period of time beyond retirement or termination of employment.

(vi)    Seller’s execution of, and performance of the transactions contemplated by this Agreement, will not constitute an event under any Employee Programs that will result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increase in benefits with respect to any employee. None of the Employee Programs provides for “parachute payments” within the meaning of Section 280G of the Code.

5.18    Environmental Matters. Seller is in compliance with all laws, rules and regulations relating to environmental protection and conservation (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, and the Superfund Amendments and Reauthorization Act of 1986, as amended and all applicable state laws pertaining to the environment), and neither Seller nor Seller Shareholders have received any notification of any asserted present or past failure to so comply with such laws, rules, or regulations. Seller has obtained and is in compliance with all permits, licenses, and other authorizations required under federal, state, and local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (collectively “Environmental Requirements”). The Seller does not have or presently use, possess, generate, treat, manufacture, process, handle, store, recycle, transport, or dispose of hazardous or toxic materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum, petroleum products, poly-chlorinated biphenyls), radioactive materials, asbestos or asbestos-containing materials in quantities or in a manner which requires any environmental permit or in a manner which has caused, causes, or threatens to cause a release. There are no circumstances which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, or investigation under Environmental Requirements, relating to the operation of Seller’s Business. For the purpose of this Section, “hazardous substances” or “hazardous materials” shall include (1) hazardous substances as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and regulations thereunder, and (2) any substance for which state or local laws require the clean-up, removal, or other special handling of such materials or imposing liability based upon improper handling thereof. Neither the Premises (as hereinafter defined), nor any properties leased to the Seller, nor any properties formerly owned, operated, or leased by the Seller or any of its predecessors is listed or proposed for listing on any list maintained by any governmental agency of sites requiring remediation. The Seller has not retained or assumed, by contract, law, or otherwise, any liability or responsibility for any environmental claims or conditions.

5.19    Insurance.

(a)    Schedule 5.19, attached hereto and made a part hereof, contains a list of all policies of liability, environmental, crime, fidelity, life, fire, workers’ compensation, health, director, and officer liability and all other forms of insurance currently in effect and owned or held by Seller, and identifies for each such policy, the underwriter, policy number, coverage type, premium, expiration date, and deductible. All of the insurance policies listed on Schedule 5.19 are outstanding and in full force and effect and all premiums required to be paid with respect to such policies are currently paid.

(b)    With respect to each insurance policy listed on Schedule 5.19:

(i)    Seller has paid all premiums on or before the applicable due date, has not received any notice from any issuers of such policies that such policies have been terminated, cancelled, or are void, and Seller has not submitted any claim for coverage under any such policy which has been denied on the basis that Seller did not have a valid and binding insurance policy;

(ii)    Neither the Seller nor, to Seller’s knowledge, any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy;

(iii)    Neither the Seller nor the Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability with respect to any such insurance policies; and

(iv)    No party to the policy has repudiated any provision thereof.

(c)    Except as set forth on Schedule 5.19, all such insurance policies are on an “occurrence”, as opposed to a “claims made”, basis.

(d)    Except as set forth on Schedule 5.19, all such insurance policies are sufficient for compliance in all material respects with all requirements of law and the Contracts.

5.20    Customers. Set forth on Schedule 5.20, attached hereto and made a part hereof, is a list of Seller’s customers. No such customer has terminated or, to Seller’s knowledge, is presently threatening to terminate its relationship with Seller. The relationships between the Sellers and the customers listed on Schedule 5.20 are, to the best of Seller’s and Seller Shareholders’ knowledge, on a sound, commercial basis. The Seller has no reason to believe that the relationships with such customers will not continue without material change following the Closing and the Seller or Seller Shareholders have not received any notice of anything to the contrary. Except as set forth on Schedule 5.10, there are no commitments, promotional agreements, advertising programs, or similar arrangements with any customers of the Seller.

5.21    Approval. The Board of Directors and the shareholders of the Seller have approved the execution of this Agreement and the transactions contemplated hereby.

5.22    Contractors. With respect to the Seller’s contractors, consultants, and other independent personnel set forth on Schedule 5.22, attached hereto and made a part hereof, (the “Contractors”), the Seller’s classification of the Contractors as independent contractors or employees is in full compliance with both Internal Revenue Service and applicable state and local laws, rules and regulations, and the Seller has no liability for noncompliance with any such law rule or regulations.

5.23    Change in Business. Neither the Seller nor the Seller Shareholders has been informed of any facts which give it reason to believe that the services of contractors or personnel currently operating or employed in its business will not be available to Buyer or Acquisition Sub for a reasonable period of time after the Closing for the continued conduct of the Seller’s Business on substantially the same terms as at present (other than as requested by Buyer) or that business relations currently maintained by the Seller with customers, suppliers, and others will not similarly be maintained.
5.24    Licenses and Permits.

(a)    Except as set forth on Schedule 5.24, attached hereto and made a part hereof, (i) the permits, licenses, and governmental authorizations described in Schedule 5.24 (collectively, “Licenses”) constitute all of the Licenses required for and utilized in the ownership and operation of the Seller’s business as it is currently being conducted, all of which are owned or held legally and beneficially by the Seller; (ii) all Licenses are in full force and effect and good standing; (iii) the Seller has not received any notice to the effect additional Licenses are required by the Seller; (iv) no consent, waiver, approval, license or authorization of or designation, declaration, or filing with any governmental agency authority or any third party is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby, including, but not limited to, the transfer of the Licenses to the Acquisition Sub; (v) no modification, suspension or cancellation of a License, or any proceeding relating thereto, is pending or, to the knowledge of the Seller or the Seller Shareholders, threatened with respect to a License; and (vi) the Seller has complied with, and each is currently in compliance with, all statutes, laws, ordinances, rules, regulations, judgments, decrees, and orders, of any court or governmental or quasi-governmental authority, to which Seller is subject or by which Seller is bound and which affect the Licenses.

(b)    The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not result in a revocation or suspension of, or require the amendment of, any License.

5.25    Related Party Transactions. Except as set forth on Schedule 5.25, attached hereto and made a part hereof, neither the Seller Shareholders, nor any officer, director, or employee of the Seller or Seller Shareholders nor any member of any such person’s or any Seller Shareholders’ immediate family is presently a party to any transaction with the Seller, including without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments (other than for services as officers, directors, or employees of the Seller) to any such person, or to any corporation, partnership, trust, or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee, or partner. Except as set forth on Schedule 5.25, the Seller is not indebted, directly or indirectly, to (a) any Seller Shareholder or to any affiliate, other than in respect of items (and amounts) fully disclosed in the Closing Date Balance Sheet, or (b) any officer, director, employee, or trustee of the Seller for any liability or obligation, whether arising by reason of stock ownership, or other written agreement or understanding or otherwise. Schedule 5.25 is a complete and accurate list of all employees of the Seller owing more than $1,000 (except in respect of advances for business expenses, none of which exceeds $1,000 individual or $3,000 in the aggregate) in principal to the Seller, setting forth the amounts owed, the applicable interest rates, description of the security, and the maturity dates of all such debts.

5.26    The Premises.

(a)    Schedule 5.26, attached hereto and made a part hereof, discloses a complete list, and a brief description of all of Seller’s leased real property (the “Premises”). All of the land, buildings, structures, and other improvements located on the Premises are used by the Seller in the conduct of and as part of its business.

(b)    Except as indicated in Schedule 5.26, Seller has a valid leasehold interest in the Premises, free and clear of all mortgages, liens, encumbrances, leases, equities, security interests, pledges, claims, charges, easements, licenses, rights-of-way, covenants, conditions, restrictions, options, and adverse or equitable claims or rights whatsoever, except for liens, if any, for property taxes not yet due; provided that each lease is subordinated to the interests of the landlord’s mortgagees.

(c)    Except as indicated in Schedule 5.26, with respect to the Premises:

(i)    There exists no fact or condition which, with the giving of notice or the passage of time or both, would result in the breach of any obligations of any landlord under any lease to which Seller is a party;

(ii)    Any so called hook-up fees and other associated charges assessed by utility companies have been fully paid and each such utility or other service is provided by a public or private utility or service company;

(iii)    Each such building, structure, or other improvement on the Premises has direct access to a public street adjoining the real property on which such improvement is situated over the driveways and accessways currently being used in connection with the use and operation of such improvement, and no existing driveway or accessway crosses or encroaches upon any property or property interest not leased by the Seller;

(iv)    All buildings, structures, fixtures, and other improvements erected on such properties, and the present use thereof, conform in all respects with all applicable zoning, subdivision, building, land use, and other similar laws, codes, ordinances, rules, regulations, and orders of governmental authorities (or constitute a legal nonconforming use, the status of which would not be affected as a result of any transfer of the property by operation of law or otherwise), and applicable deed restrictions, and do not encroach on property of others;

(v)    The continued existence, use, occupancy, and operation of each such improvement, and the right and ability to repair and/or rebuild the same following damage or destruction by fire or other casualty, is not dependent on the granting of any special permit, exception, approval, or variance;

(vi)    There is no pending or, to the knowledge of Seller or the Seller Shareholders, threatened (a) change of such zoning or building laws, ordinances, regulations, or other laws adversely affecting any of the Premises or (b) condemnation of any such properties;

(vii)    Neither the Seller nor the Seller Shareholders has received any notice from any governmental authority requiring work to be done or improvements to be made upon any of the Premises or has any knowledge of the enactment or adoption of any ordinance or resolution by any such authority authorizing work or improvements for which such property may be assessed;

(viii)    No improvement or portion thereof (a) is dependent for its access, operation, or utility on any land, building, or other improvement not located on the Premises or (b) encroaches upon any property not included within the Premises or upon the area of any easement affecting the Premises; and

(ix)    There are no encroachments or other facts or conditions affecting any parcel comprising the Premises that would be revealed by an accurate survey or careful physical inspection thereof that would, individually or in the aggregate, interfere in any material respect with the use, occupancy, or operation of such parcel as currently used, occupied and operated.

(d)    Set forth on Schedule 5.26 is a complete list of all lease agreements, subordination agreements, non-disturbance agreements, attornment agreements, or similar agreements executed by the Seller and relating to the Premises, true and correct copies of which Seller has delivered to the Buyer.

(e)    Seller does not own any real property.

(f)     As of the Closing Date, no activity or business other then the Business will be conducted on the Premises, and only the Purchased Assets will be located at or on the Premises.

5.27    Improper Payments. Except for non-cash gifts or transfers made in the ordinary course of business and not involving goods, services, or items with a value of more than $250, neither Seller nor the Seller Shareholder, nor any officer, director, employee, or agent of Seller, has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods, or services, to any persons or entities whatsoever, in payment for, or intended to encourage, or which resulted in or may have resulted in or had the effect of obtaining, encouraging, or continuing the referral of persons or entities as customers of the Seller's business, or obtaining, encouraging, or extending any contractual relationship, written or oral, for any of the same; nor has the Seller or the Seller Shareholders or any officer, director, or, to the knowledge of Seller or Seller Shareholders, employee or agent of Seller (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs, or other forms of illegal or improper payments or remuneration have been or will be made, provided for or suffered, either directly, or indirectly through agents, brokers, distributors, dealers, or other intermediaries, to any person or entity or (ii) made any illegal or improper contribution of monies, services, or property to any political party, candidate, or elected official for any purpose.

5.28    Tax Consequences. Seller makes no representations as to the tax consequences of the transactions subject to the Agreement.

5.29    Seller. For purposes of this Agreement and all Schedules, documents, consents, and approvals required as set forth herein in completing the transaction contemplated hereunder, any reference to Seller shall also include any subsidiary or predecessor of the Seller.

5.30    Business. The Purchased Assets are sufficient for the operation of the Business in the manner in which Seller operated the Business prior to Closing. No assets retained by Seller or owned or in possession of the parties listed in Schedule 5.25 are necessary in order to operate the Business in the manner in which Seller operated the Business prior to Closing.

5.31    Full Disclosure. None of the representations and warranties, or any other statement, made by Seller or the Seller Shareholders contained in this Agreement, including all Schedules, nor in any statement, document, certificate, schedule, list, memorandum, or other writing (collectively, “Statements”) furnished or to be furnished by Seller or the Seller Shareholders pursuant hereto, is or will be materially incorrect or incomplete, or contains or will contain any material untrue statement of fact, and none of such representations, warranties, and Statements omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. There is no material fact known to Seller or the Seller Shareholders which Seller or the Seller Shareholders has not disclosed in this Agreement, or in a Schedule hereto, or in a Statement, which materially and adversely affects or may reasonably be expected to affect materially and adversely, the Seller, the Seller’s business, or business properties, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) of the Seller. In connection with the audit of the financial statements of Seller conducted by BDO Seidman, LLP, Seller has furnished to the auditor all the information requested by the auditor and all such information furnished is complete, true and correct. The Schedules have been prepared by the Seller, and the Seller, in preparing the Schedules, has not relied upon any information obtained by the Buyer during its due diligence or investigation of the Seller and the Business.

5.32    Investment Representation. Seller is acquiring the Compensation Shares for investment purposes and not with a view toward distribution. Seller is sophisticated and experienced in investing in securities of companies like Buyer. Seller’s principal office is in the state of Iowa. Seller has a total of 21 shareholders. It is agreed that the word distribution is meant in the context of securities laws regulation of distributions of securities and shall not limit the ability of Seller to liquidate and distribute securities to its shareholders, provided Seller complies with the provisions of Section 7.13 hereof.

6.    REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to the Seller and the Seller Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer does hereby make the following representations and warranties to the Seller and the Seller Shareholders, which representations and warranties are true and correct in all respects at this date, and will be true and correct in all respects on the Closing Date as though made on and as of such date.

6.1    Due Organization. Each of Buyer and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; each of Buyer and Acquisition Sub is qualified to do business and is in good standing in each state where the properties owned, leased, or operated, or the business conducted, by it require such qualification except where failure to so qualify would not have a material adverse effect on the financial condition, properties, business, or results of operations of Buyer or Acquisition Sub. Each of Buyer and Acquisition Sub has the corporate power and authority to own its property and assets and to carry on its business as now presently conducted and to enter into this Agreement and effectuate all of the transactions contemplated hereby.

6.2    Due Authorization. This Agreement (including the issuance of the Compensation Shares) has been duly authorized, executed, and delivered by Buyer and

Acquisition Sub, and constitutes a legal, valid, and binding obligation of Buyer and Acquisition Sub, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect, or constitute a default under (or give rise to any right of termination, cancellation, or acceleration under), any provisions of Buyer’s or Acquisition Sub’s Certificate of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage, or agreement of any kind to which Buyer or Acquisition Sub is a party or by which Buyer, Acquisition Sub, or their respective properties may be bound, or violate in any material respect any statute, law, rule, or regulation applicable to Buyer or Acquisition Sub. No consent or approval by any governmental authority is required in connection with the execution and delivery by Buyer or Acquisition Sub of this Agreement or the consummation of the transactions contemplated hereby.

6.3    Brokerage Fees. Except for CapTrust Financial Advisors, whose fees will be paid by Buyer, Buyer has not incurred, and will not incur, any liability for brokerage or finder’s fees or similar charges in connection with the transactions contained within this Agreement.

6.4    Approval. The Boards of Directors of Buyer and Acquisition Sub have approved the execution of this Agreement and the transactions contemplated hereby.

6.5    No Approvals Required. No approval, authorization, consent, order, or other action of, or filing with, any person, firm or corporation or any court, administrative agency, or other governmental authority is required in connection with the execution and delivery by Buyer or Acquisition Sub of this Agreement or the consummation by either of them of the transactions described herein, except to the extent that the parties may be required to file reports in accordance with relevant regulations under federal and state securities laws.

6.6    Full Disclosure. Buyer hereby incorporates by reference all of Buyer’s reports filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 since February 15, 2005 (“SEC Disclosure Documents”). No material fact required to be in such SEC Disclosure Documents is omitted from such SEC Disclosure Documents and such SEC Disclosure Documents do not omit to state any material fact necessary to make the statements therein not misleading.

 6.7    Tax Consequences. Buyer makes no representations as to the tax consequences of the transactions subject to the Agreement.

7.    COVENANTS OF THE PARTIES.

7.1    Disclosure Documents.

(a)    Buyer shall supply to Seller the SEC Documents of Buyer for inclusion in any document(s) to be delivered to Seller’s shareholders in connection with seeking their approval of the transactions contemplated by this Agreement.

(b)    Seller shall supply to Buyer the necessary information in writing, or cause the necessary information to be supplied in writing, relating to Seller for inclusion in any documents or reports to be filed with the SEC or any regulatory agency in connection with the transactions contemplated by this Agreement.

7.2    Access to Information. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with the provisions of Section 10, Seller shall provide to the Buyer (and the Buyer’s authorized representatives) full access during normal business hours to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information, and other data and information of or relating to the Seller (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will otherwise reasonably cooperate with the Buyer in conducting its due diligence investigation of the Seller.

7.3    Confidentiality.

(a)    Confidentiality of Buyer-Related Information. With respect to information concerning Buyer that is made available to Seller or Seller Shareholders in connection with this Agreement, Seller and Seller Shareholders agree that they shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement, and shall not disseminate or disclose any of such information other than to representatives who need to know such information for the sole purpose of evaluating the transactions to be undertaken pursuant to this Agreement (each of whom shall be informed in writing by Seller of the confidential nature of such information and directed by Seller to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Section 10, Seller and Seller Shareholders shall immediately return all such information, all copies thereof, and all information prepared by Seller based upon the same, upon Buyer’s request; provided, however, that one copy of all such material may be retained by Seller’s outside legal counsel for purposes only of resolving any disputes under this Agreement. The above limitations on use, dissemination, and disclosure shall not apply to information that (i) is learned by Seller or the Seller Shareholders from a third party entitled to disclose it; (ii) became known publicly other than through Seller or the Seller Shareholders or any party who received the same through Seller or the Seller Shareholders; (iii) is required by law or court order to be disclosed by Seller or the Seller Shareholders (after notice and opportunity to oppose such disclosure); or (iv) is disclosed with the express prior written consent thereto of Buyer. Seller or the Seller Shareholders shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (a).

(b)    Confidentiality of Seller-Related Information. With respect to information concerning Seller that is made available to Buyer pursuant to the provisions of Section 7.2, Buyer agrees that until the Closing it shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement and shall not disseminate or disclose any of such information other than to their directors, officers, employees, shareholders, affiliates, agents, and representatives who need to know such information for the sole purpose of evaluating the transactions to be undertaken pursuant to this Agreement (each of whom shall be informed in writing by Buyer of the confidential nature of such information and directed by Buyer to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Section 10, Buyer shall immediately return all such information, all copies thereof, and all information prepared by it based upon the same, upon Seller’s request; provided, however, that one copy of all such material may be retained by Buyer’s outside legal counsel for purposes only of resolving any disputes under this Agreement. The above limitations on use, dissemination, and disclosure shall not apply to information that (i) is learned by Buyer from a third party entitled to disclose it; (ii) became known publicly other than through Buyer or Acquisition Sub or any party who received the same through Buyer; (iii) is required by law or court order to be disclosed by Buyer or Acquisition Sub (after notice and opportunity to oppose such disclosure); (iv) is disclosed with the express prior written consent thereto of Seller; or (v) is disclosed upon advice of securities counsel to Buyer to comply with securities laws, rules or regulations. Buyer and Acquisition Sub shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (b).

7.4    Nondisclosure. Neither Buyer, nor Acquisition Sub, nor Seller nor Seller Shareholders shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material non-public information concerning or relating to the other parties hereto, other than with the express prior written consent of the other parties hereto, except as advised by legal counsel to comply with applicable securities laws, law, or court order or to enforce the rights of such disclosing party under this Agreement, in which event the contents of any proposed disclosure shall be discussed with the other party before release; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any party hereto may disclose this Agreement to any of its directors, officers, employees, shareholders, affiliates, agents, financial institutions, and representatives who need to know such information for the sole purpose of evaluating the transactions contemplated by this Agreement, to any party whose consent is required in connection with this Agreement, or any regulatory body where such disclosure is required under federal or state law.

7.5    Public Announcements. Buyer and Seller shall issue a joint press release in substantially the form of Exhibit N (“Press Release”) at such time as Buyer determines. Buyer may make such other public statements which Buyer’s counsel recommends for a public company. Buyer will notify Seller prior to release of any such public announcements. Seller shall not make any other public statements without the prior written approval of Buyer and Buyer’s counsel.

7.6    Consents. Buyer, Acquisition Sub and Seller shall cooperate and use their best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications, and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement.

7.7    Filings. Buyer and Seller shall, as promptly as practicable, make any required filings, and Buyer and Seller shall promptly make any other required submissions, under any law, statute, order, rule, or regulation with respect to the transactions contemplated by this Agreement and the related transactions and shall cooperate with each other with respect to the foregoing.

7.8    All Reasonable Efforts. Subject to the terms and conditions of this Agreement and to the fiduciary duties and obligations of the board of directors of Seller and Buyer, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonably practicable, to consummate the transactions contemplated by this Agreement.

7.9    Notification of Certain Matters. Except with respect to the actions required by this Agreement, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (b) any material failure of Seller, on the one hand, or Buyer, on the other hand, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

7.10    Bonuses and Fees. Any and all accrued bonuses or other compensation over and above historic compensation levels which may be due and owing to the Seller Shareholders shall be discharged and Seller released from such obligations on or before the Closing Date.

7.11    Documents at Closing. Each party to this Agreement agrees to execute and deliver on the Closing Date those documents identified in Section 8.

7.12    Interim Operations of Seller. Except as contemplated by this Agreement, including any Exhibits and Schedules hereto, during the period from the date of this Agreement and continuing until the Closing Date, the Seller (i) shall carry on its businesses only in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present organizations of such business, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, and others having business dealings with it, (ii) shall not take any action, or fail to take any action, that is reasonably likely to result in any of their respective representations and warranties set forth in this Agreement becoming untrue as though such representations and warranties are made as of and on the Closing Date, (iii) will not authorize or consummate any dividends or distributions of any assets to Seller’s shareholders, any consolidation, merger, sale of any of the assets other than in the ordinary course of business, or purchase of all or substantially all of the assets of any entity, or any other extraordinary corporate transaction, (iv) will not place any indebtedness or guaranty on the assets or place or allow any encumbrance on the assets and (v) will not terminate any material right or settle or agree to settle any litigation.

7.13    Restricted Stock. Seller acknowledges that the Compensation Shares have not been registered under the Securities Act of 1933 (the “Act”) or any applicable state securities law and that the Securities may not be sold, assigned, pledged, hypothecated, or transferred, unless there exists an effective registration statement therefor under the Act and all applicable state securities laws or Seller delivers to Buyer an opinion of counsel, reasonably acceptable to counsel for the Buyer, or other reasonable assurances, that such sale, assignment, pledge, hypothecation, or transfer is exempt from registration. Seller understands that in the absence of an effective registration statement covering the Compensation Shares or an exemption therefrom under the Act and all applicable state securities laws, the Compensation Shares must be held indefinitely. In particular, Seller and Seller’s shareholders are aware that the Compensation Shares may not be sold pursuant to Rule 144 promulgated under the Act, unless all conditions of Rule 144 are met. Among the conditions for the use of Rule 144 may be the availability of current and adequate information to the public about the Company. Buyer has no obligation to register the Compensation Shares. Buyer may put on the stock certificates representing the Compensation Shares a legend relating to these restrictions.

7.14    Prohibition on Trading in Buyer Stock. The Seller and Seller’s shareholders acknowledge that the United States Securities Laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement or concerning Buyer generally from purchasing or selling the securities of Buyer, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer.

Accordingly, the Seller’s shareholders agree that they will not purchase or sell any securities of Buyer, or communicate such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer, until the later of (i) 72 hours following the filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement or (ii) confirmation from Buyer that Seller and Seller’s shareholders do not possess material nonpublic information about Buyer. Key Employees hereby agree to comply with the Code of Ethics and Corporate Conduct, and Policy on Insider Trading and Unauthorized Disclosures of Buyer.

7.15    Independent Contractors. If, with respect to any period prior to the Closing, any governmental authority (i) challenges the status as independent contractors of the Contractors set forth on Schedule 5.22 or any other contractors of Seller; or (ii) asserts the applicability to Seller’s employees or contractors, including the Contractors set forth on Schedule 5.22, of statutes, ordinances, or regulations regulating the wages, working conditions and hours of employment of such individuals, then any payroll or other taxes and any interest or penalties attributable thereto and any liability for additional employment compensation and any fines or penalties connected therewith shall be the obligation of the Seller, and shall be paid to Buyer within ten (10) days thereafter or, at the option of Buyer, shall be subject to indemnification provided for in Section 9 hereafter.

7.16    Expenses. Subject to the provisions of Section 9(c) hereof, and except as set forth in this Section 7.16, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement. Seller agrees to pay any expenses incurred by Buyer in excess of $45,000 for the audit of Seller’s financial records to be performed by Buyer’s independent auditing firm.

7.17    Conduct of Seller’s Business Following the Closing Date.

(a)    Neither Seller, nor any person or entity listed on Schedule 5.25, nor Growth Ventures, shall compete with Buyer or the Acquisition Sub in regard to the Business or any other business conducted by Buyer or the Acquisition Sub, or an affiliate or subsidiary of Buyer or the Acquisition Sub for a period of four (4) years following the Closing Date.

(b)     Buyer shall take whatever commercially reasonable action (taking into account the total business of Buyer) it deems necessary to support the service obligations of the Seller in the Contracts and Factor Provider Contracts, as well as the service obligations of the Acquisition Sub or Buyer under any new customer contracts with existing customers of Seller entered into by Buyer or the Acquisition Sub subsequent to the Closing Date. This Section 7.17(b) shall remain in full force and effect until the earlier of (i) the termination of the Contracts, Factor Provider Contracts or customer agreement in question or (ii) two years after the Closing Date. Notwithstanding the above, Buyer shall have complete discretion as to the operation of the Business by Buyer and Acquisition Sub notwithstanding the impact on any other agreements signed as set forth on the Schedules or Exhibits.

(c)    The Seller and Growth Ventures covenant that they shall not directly or indirectly, on behalf of themselves or on behalf of any other person, firm, partnership, corporation, association or other entity, call upon any of the customers or clients of the Acquisition Sub or Buyer for the purpose of soliciting or providing any product or service similar to that provided by the Acquisition Sub or Buyer, nor will they, in any way, directly or indirectly, for themselves, or on behalf of any other person, firm, partnership, corporation, association, or other entity solicit, divert or take away, or attempt to solicit, divert, or take away any of the customers, clients, business, or patrons of the Acquisition Sub or the Buyer.

(d)    The Seller and Growth Ventures covenant that they shall not directly or indirectly, on behalf of themselves or on behalf of any other person, firm, partnership, corporation, association or entity, contract with, induce or attempt to influence, any individual or entity who is an employee, contractor, agent or representative of the Acquisition Sub or the Buyer to terminate or otherwise impair her employment or relationship with the Acquisition Sub or the Buyer.

(e)    Upon the request of Buyer or Acquisition Sub subsequent to Closing, Seller agrees to assign any other contract with a customer, whether active or inactive, that had been entered into by and between Seller, or an affiliate of Seller, and a customer.

7.18    Parties’ Access to Records After Closing. Seller and the Seller Shareholders acknowledge that all customer lists, records, and other information pertaining to the Seller, the Business, or its customers which is included in the Purchased Assets is proprietary, confidential information and that on and after the Closing Date, all such lists, records, and information shall be the property of Buyer. Buyer, Seller, and the Seller Shareholders each agree to preserve until December 31, 2008, all records in its possession relating to any of the assets, liabilities, or business of the Seller for all time periods hereof ended on or prior to the Closing Date, or to the transactions contemplated herein. In the event that either party needs access to such records in the possession of the other party relating to any of the assets, liabilities, or business of the Seller or to the transactions contemplated herein for the purpose of preparing income tax returns or financial statements or for complying with any audit request, subpoena or other investigative demand by any governmental authority, or for any civil litigation or any other legitimate purpose not injurious to the other party, each party will allow representatives of the other party reasonable access to such records during normal business hours at such party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at the requesting party's expense).

7.19    Prorations.

(a)    With respect to those charges (including, without limitation, lease payments, real estate taxes, water and sewer rents, if any, utility charges, telephone bills, and similar items) which relate to a period both prior to and subsequent to the Closing Date, other than any such items included within the Assumed Liabilities, any invoices or statements received by either party which cover such period shall be prorated by Buyer in good faith between Buyer and Seller according to the number of working or calendar days, as applicable, in the period covered by such invoice or statement during which Buyer and Seller, respectively, operated the Business and each shall pay its allocable share thereof, either directly or by way of reimbursement if the other party shall have paid the same, upon receipt of an invoice therefor or evidence of such payments, as applicable.

(b)    At the Closing, Seller and Buyer shall adjust as necessary for any and all wages and payroll taxes (i) either paid by Seller for periods subsequent to the Closing Date for the benefit of Acquisition Sub and/or those employees of Seller who are employed by Acquisition Sub subsequent to the Closing Date or (ii) incurred by Seller and paid by Buyer and relating to periods prior to the Closing Date, and shall adjust for other employment-related expenses with respect to such employees, other than any such items included within the Assumed Liabilities.

7.20    Bulk Sales and Transfer Taxes.

(a)    Buyer hereby waives compliance by Seller or the Seller Shareholders with the requirements of any and all laws relating to bulk sales and transfers; and as consideration for such waiver, Seller and the Seller Shareholders, jointly and severally, agree to indemnify Buyer for any loss resulting from any claim by any creditor of Seller under any such law, except to the extent such claim is in respect of an Assumed Liability assumed by Buyer hereunder. Seller further agrees to timely pay its account creditors with respect to liabilities not being assumed by Buyer hereunder.

(b)    All transfer taxes of any kind, including state and local sales taxes, if any, and any and all recording and/or filing fees arising from or in connection with the transactions contemplated hereunder, shall be paid by Seller.

7.21    Competing Offers. From the date of this Agreement until the Closing or termination hereof, neither Seller nor the Seller Shareholders shall solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any merger, acquisition, or purchase of any portion of the Purchased Assets or involving the stock of Seller, other than as contemplated by this Agreement, except those which are consented to in writing by Buyer in its sole discretion; and to notify Buyer immediately if any such inquiries or proposals are received by, or such information is requested from, or any such negotiations or discussions are sought to be initiated with Seller or the Seller Shareholders. In the event that Seller or the Seller Shareholders violate this Section 7.19, then notwithstanding any other provision to the contrary in this Agreement, Seller shall be responsible for paying all of Buyer’s and Acquisition Sub’s legal, accounting, consulting, and other expenses related to the transactions contemplated by this Agreement.

7.22    Further Assurances; Post Closing Assistance. At the Closing, and from time to time thereafter, Seller and the Seller Shareholders shall, at the request of Buyer or Acquisition Sub, take all action necessary to put Acquisition Sub in actual possession and operating control of the Purchased Assets, and shall execute and deliver to Acquisition Sub such further instruments of assignment, consent, transfer, and conveyance, and take such other actions, as Buyer, Acquisition Sub or counsel for Buyer or Acquisition Sub may reasonably request, in order more effectively to transfer and convey the Purchased Assets to Acquisition Sub. Seller and Seller Shareholders shall, at the request of Buyer or Acquisition Sub, similarly assist Acquisition Sub in relation to the Assumed Liabilities. Seller or Seller Shareholders shall, at the request of Buyer or Acquisition Sub, cooperate with Buyer or Acquisition Sub in sending a notice to Seller's customers and suppliers to assist Buyer in continuing to enjoy good relationships with such customers and suppliers. Seller or Seller Shareholders shall, at the request of Buyer, assist Buyer or Acquisition Sub in relation to any issues that might arise with relation to any litigation referred to in Section 5.6, any action by any shareholders of the Seller or any other matter relating to Seller that arises from an event or cause that existed prior to Closing.

8.    THE CLOSING.

8.1    Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be at 10:00 a.m. on October 4, 2005 (the “Closing Date”) at the offices of the Buyer. Closing may be by facsimile.

8.2    Deliveries by Seller. At the Closing and against the deliveries to be made by the Buyer and Acquisition Sub pursuant to Section 8.3 hereof, Seller shall deliver the following to the Buyer:

(i)  A certified copy of resolutions of the Board of Directors and shareholders of Seller authorizing the making, execution, and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereby, together with an incumbency certificate, each of which shall be certified as true, correct and complete as of the Closing Date by the Secretary of Seller;

(ii)  The opinion of counsel to Seller, in substantially the form of Exhibit B hereto;

(iii)  One or more instruments of assignment, acceptance, consent, and release pursuant to which Seller shall assign to the Buyer or Acquisition Sub all of Seller’s right, title, and interest in, to, and under the Purchased Assets, including, without limitation, a satisfactory release of liens from all of Seller’s lenders other than the Factor Providers;

(iv)  A bill of sale pursuant to which Seller transfers to the Buyer or Acquisition Sub all of Seller’s right, title, and interest in and to the Purchased Assets;

(v)  One or more instruments of assignment and acceptance pursuant to which Seller assigns to the Buyer, and Buyer assumes, the Assumed Liabilities;

(vi) Executed consents to assignment from each of the parties to each of the Contracts and Factor Provider Contracts other than Seller to the extent a consent to the assignment of such Contract by Seller to the Buyer or Acquisition Sub is required by the terms of such Contract or is otherwise required by law;

(vii) All consents and approvals required as set forth in this Agreement;

(viii) The Escrow Agreement among Buyer, a representative of Seller’s Shareholders, and an escrow agent in substantially the form of Exhibit A1 attached hereto;

(ix) The Employment Agreement between the Acquisition Sub and Michael Stuart (“Stuart”) in substantially the form of Exhibit C hereto duly executed by the Acquisition Sub and Stuart;

(x) The Incentive Stock Option Agreement between Stuart and the Buyer in substantially the form of Exhibit D hereto duly executed by the Buyer and Stuart;

(xi) The Employment Agreement between the Acquisition Sub and Brian Donaghy (“Donaghy”)in substantially the form of Exhibit E hereto duly executed by Acquisition Sub and Donaghy;

(xii) The Incentive Stock Option Agreement between Donaghy and the Buyer in substantially the form of Exhibit F hereto duly executed by Buyer and Donaghy;
(xiii) A Non-Disclosure between the Acquisition Sub and each of the employees set forth in Schedule 8.2(xiii), attached hereto and made a part hereof, (“Transferred Personnel”) substantially in the form of Exhibit G duly executed by each of the Transferred Personnel and the Acquisition Sub;

(xiv) An Employment Agreement between the Acquisition Sub and each of the employees listed on Schedule 8.2(xiv), attached hereto and made a part hereof, (“Contracted Employees”) substantially in the form of Exhibit H duly executed by each of the Contracted Employees and the Acquisition Sub;

(xv) An Incentive Stock Option Agreement between the Buyer and each of the Contracted Employees in substantially the form of Exhibit I hereto duly executed by Buyer and each of the Contracted Employees;

(xvi) A Certificate signed by each of the Transferred Employees, Contracted Employees and Key Employees in the form of Exhibit J certifying that each has read and agrees to the terms of the Policy on Insider Trading and Unauthorized Disclosures of the Buyer;

(xvii) A Certificate signed by each of the Transferred Employees, Contracted Employees and Key Employees in the form of Exhibit K certifying that each has read and agrees to the terms of the Code of Ethics and Corporate Conduct of the Buyer;

(xviii) A copy duly executed by Seller of an Officers’ Certificate stating that the representations and warranties of Seller and the Seller Shareholders set forth in this Agreement are true and correct as of the Closing Date, and that all covenants of Seller or the Seller Shareholders to be performed at or prior to Closing have been duly performed;

(xix) A good standing certificate with respect to Seller issued by the Secretaries of State for Nevada and Iowa within ten (10) days prior to the Closing Date;

(xx) A certificate of change of name, or similar instrument, duly executed and suitable for filing with the Secretaries of State of Nevada and Iowa, pursuant to which Seller shall change its name to CU Holdings, Inc.;

(xxi) A copy of the terminating document signed by all parties involved for the contracts or documents listed on Schedule 8.2(xxi);

(xxii) The Release signed by Transferred Personnel, Contracted Employees and Key Employees in the form of Exhibit L;

(xxiii) The Release signed by Seller’s Shareholders in the form of Exhibit M;

(xxiv) Seller’s Plan of Reorganization;

(xxv) The Stock Power in the form attached hereto as Exhibit O; and

(xxvi) Such other documents as are reasonably requested by the Buyer in connection with the consummation of the transactions contemplated hereto.

8.3    Deliveries by the Buyer. At the Closing and against the deliveries to be made by Seller pursuant to Section 8.2 hereof, the Buyer and/or Acquisition Sub shall deliver to Seller or, if applicable under the Escrow Agreement, the Escrow Agent (as that term is defined in the Escrow Agreement) the following:

(i) The Compensation Shares;

(ii) A certified copy of resolutions of the Boards of Directors of the Buyer and the Acquisition Sub authorizing the making, execution, and delivery of this Agreement and each of the agreements executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereto, together with an incumbency certificate, each of which shall be certified as true, correct and complete as of the Closing Date by the Secretary of the Buyer and the Secretary of the Acquisition Sub;

(iii) Fully executed counterparts to any of the instruments to be delivered by Seller pursuant to Section 8.2 hereof that require execution by the Buyer or Acquisition Sub;

(iv) A copy duly executed by the Buyer and the Acquisition Sub of an Officers’ Certificate stating that the representations and warranties of Buyer and Acquisition Sub set forth in this Agreement are true and correct as of the Closing Date, and that all covenants of Buyer and Acquisition Sub to be performed at or prior to Closing have been duly performed;

(v) The Escrow Agreement by and among Buyer, Seller, and the Escrow Agent in substantially the form of Exhibit A1 hereto duly executed by the Buyer;

(vi) The Employment Agreement between the Acquisition Sub and Stuart in substantially the form of Exhibit C hereto duly executed by the Acquisition Sub and Stuart;

(vii) The Incentive Stock Option Agreement between Stuart and the Buyer in substantially the form of Exhibit D hereto duly executed by the Buyer and Stuart;

(viii) The Employment Agreement between the Acquisition Sub and Donaghy in substantially the form of Exhibit E hereto duly executed by the Acquisition Sub and Donaghy;

(ix) The Incentive Stock Option Agreement between Donaghy and the Buyer in substantially the form of Exhibit F hereto duly executed by Buyer and Donaghy;

(x) A Non-Disclosure Agreement between the Acquisition Sub and each of the Transferred Personnel substantially in the form of Exhibit G hereto duly executed by each of the Transferred Personnel and the Acquisition Sub;

(xi) An Employment Agreement between the Acquisition Sub and each of the Contracted Employees substantially in the form of Exhibit H hereto duly executed by each of such Contracted Employees and the Acquisition Sub;

(xii) An Incentive Stock Option Agreement between the Buyer and each of the Contracted Employees substantially in the form of Exhibit I hereto duly executed by the Buyer and each of the Contracted Employees;

(xiii) Checks dated the Closing Date payable to and in the amounts as follows: (a) forty-five thousand ($45,000) dollars payable to Stuart, (b) forty-five thousand ($45,000) dollars payable to Donaghy, (c) thirty thousand ($30,000) dollars payable to Elastic Developments Corp. and (d) thirty thousand ($30,000) dollars payable to The Presidio Group; and

(xiv) Such other documents as are reasonably requested by Seller in connection with the consummation of the transactions contemplated hereby.

9.    INDEMNIFICATION.

9.1    Escrow Agreement.

(a) At Closing, the Seller, the Buyer and the Escrow Agent shall enter into an Escrow Agreement substantially in the form of Exhibit A1 hereto (“Initial Escrow Agreement”) with respect to the 400,000 Compensation Shares which are to be placed into escrow pursuant to Section 3.2(ii) of this Agreement. The Initial Escrow Agreement shall be utilized to secure and effectuate the indemnification of Buyer or Acquisition Sub from the 400,000 Compensation Shares during the Initial Escrow Period, as defined below, in the event of the occurrence of (i) a Section 9.2(a) Escrow Event, as defined in Section 9.2(a),with respect to the 400,000 Compensation Shares and (ii) a Section 9.2(c) Escrow Event, as defined in Section 9.2(c), with respect to 160,000 Compensation Shares during the first nine months of the Initial Escrow Period, as defined below, and with respect to 80,000 Compensation Shares during the remaining term of the Initial Escrow Period. The Compensation Shares subject to the Initial Escrow Agreement shall be referred to as “Initial Escrow Shares”. The term of the Initial Escrow Agreement shall be for eleven months and twenty (20) days commencing on the Closing Date (“Initial Escrow Period”). If the Initial Escrow Shares are assigned, transferred or sold during the Initial Escrow Period then the proceeds from such assignment, transfer or sale shall be subject to the Escrow Agreement; provided however, the Initial Escrow Shares may not be assigned, transferred or sold without the prior written consent of the Buyer.

(b) Simultaneously with the termination of the Initial Escrow Agreement, and provided that no Control Event, as defined below, occurred at any time during the Initial Escrow Period, the Buyer, the Seller Shareholders and the Escrow Agent shall enter into an

Escrow Agreement substantially in the form of Exhibit A2 hereto (“Secondary Escrow Agreement”), with respect to 150,000 shares of Buyer’s common stock owned by Seller Shareholders (“Secondary Escrow Shares”). The Secondary Escrow Agreement shall be utilized to secure and effectuate the indemnification of Buyer or Acquisition Sub in the event of the occurrence of (i) a Section 9.2(b) Escrow Event, as defined in Section 9.2(b), with respect to 150,000 Secondary Escrow Shares and (ii) a Section 9.2(c) Escrow Event, as defined in Section 9.2(c), with respect to 80,000 Secondary Escrow Shares. The term of the Secondary Escrow Agreement shall be for six months from the termination of the Initial Escrow Agreement, (“Secondary Escrow Period”). Notwithstanding anything to the contrary, if a Change of Control occurs at any time during the Initial Escrow Period then a Secondary Escrow Agreement shall not be entered into, and if a Change of Control occurs at any time during the Secondary Escrow Period, then the Secondary Escrow Agreement shall terminate. For purposes of this section a Change of Control shall mean the sale of substantially all of the assets of Buyer or of at least a majority of the issued and outstanding stock of the Buyer. If such Secondary Escrow Shares are assigned, transferred or sold during the Secondary Escrow Period, then the proceeds from such assignment, transfer or sale shall be subject to the Secondary Escrow Agreement, provided however, the Secondary Escrow Shares may not be assigned, transferred or sold without the prior written consent of the Buyer.

9.2    Escrow Events.

(a)  A Section 9.2(a) Escrow Event means any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages, or penalties and reasonable attorneys’ fees and related disbursements incurred by Buyer or Acquisition Sub which arise out of or result from (i) a misrepresentation, breach of warranty, or breach or non-fulfillment of any covenant or other term or condition of Seller, the Seller Shareholders, the Key Employees or Phil Reeves contained herein or in the Schedules annexed hereto (but not including the employment agreement, stock option agreement or other document entered into by Stuart or Donaghy as set forth in Section 8 in relation to their employment with Acquisition Sub) or in any other documents or instruments furnished or to be furnished by the Seller, the Seller Shareholders, the Key Employees or Phil Reeves pursuant hereto or in connection with the transactions contemplated hereby or thereby, whether asserted by Buyer or Acquisition Sub in its own right or asserted against Buyer or Acquisition Sub by any third-party; (ii) any and all claims of third-parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by Seller prior to the Closing Date, except to the extent such claim is or arises out of an Assumed Liability other than claims by the Factor Providers under the Factor Provider Contracts, which shall remain subject to this indemnification; (iii) any claim made by a lender or any creditor of Seller, (other than an Assumed Liability), including the Factor Providers, against Buyer or Acquisition Sub, including any claim that arises from the non-payment by Seller’s customers, termination of contracts with Seller’s customers or termination of the business; (iv) any breach of any non-competition or non-disclosure obligations of Seller or Growth Ventures hereunder or in the Schedules annexed hereto or in any other documents or instruments furnished or to be furnished by the Seller, Key Employees or Growth Ventures; (v) any liabilities of Seller which are not assumed by Buyer pursuant to Section 4.1 hereof, whether accrued, absolute, contingent, or otherwise; (vi) any claim made against the Buyer or Acquisition Sub arising out of the contracts set forth in Sections 5.17 and 5.22; (vi) any and all claims made pursuant to the liabilities and obligations set forth in Section 4.2 and (vii) the non-assignability of any contract as set forth in Section 2.3.

(b) A Section 9.2(b) Escrow Event shall mean (i) any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages, or penalties and reasonable attorneys’ fees and related disbursements incurred by Buyer or Acquisition Sub which arise out of or result from any claim made by a Factor Provider against Buyer or Acquisition Sub, including any claim that arises from the non-payment by Seller’s customers, termination of contracts with Seller’s customers or termination of the Business, but excluding any claim made by a Factor Provider due to a business decision by the Buyer not to perform under a contract (other than a termination due to customer breach or cancellation, or for any other reason whatsoever) or an amendment or modification to terms such that the amounts received by Buyer under the contracts are reduced (each such claim shall be made on a case by case basis), or (ii) any claim made by the Buyer or Acquisition Sub arising from a breach by Seller, Seller Shareholders, Key Employees or Phil Reeves of the representations and warranties contained in Sections 5.7, 5.9, 5.12, 5.16, 5.17, 5.18, 5.22, 5.24, 5.25, and 5.27, and claims for periods prior to the Closing Date for additional premiums arising from an audit of any workers compensation or other insurance policy, for additional unemployment taxes, for discrimination on account of race, color, religion, sex or national origin, for violations of the Fair Labor Standards Act, Americans With Disabilities Act, the Rehabilitation Act of 1973 and the Family And Medical Leave Act, for violations of any state wage payment law, and for fraud, wanton misconduct and bad faith or any claim by any of the Seller Shareholders or Key Employees.

(c) A Section 9.2(c) Escrow Event shall mean the termination of the Employment Agreement between Buyer, Acquisition Sub and Stuart (Exhibit C) or the termination of the Employment Agreement between Buyer, Acquisition Sub and Donaghy (Exhibit E) during the Employment Period, as that term is defined in such respective Employment Agreements, by (i) the Buyer or Acquisition Sub For Cause, as that term is defined in such Employment Agreements or (ii) either Stuart or Donaghy, as the case may be, for whatever reason other than their death or bona fide disability. Seller, Stuart and Donaghy acknowledge that such Employment Agreements are an essential part of this Agreement and that the termination of employment thereunder during the Employment Period would seriously damage the Buyer and the Acquisition Sub. Therefore Seller, Stuart and Donaghy agree and acknowledge that the value of the indemnification shall be as follows: (i) if a Section 9.2(c) Escrow Event occurs during the first nine months of the Initial Escrow Period with respect to Stuart, 80,000 of the Initial Escrow Shares shall be forfeited and cancelled to Buyer, without the payment of any consideration by Buyer or Acquisition Sub; (ii) if a Section 9.2(c) Escrow Event occurs during the first nine months of the Initial Escrow Period with respect to Donaghy, 80,000 of the Initial Escrow Shares shall be forfeited and cancelled to Buyer, without the payment of any consideration by Buyer or Acquisition Sub; (iii) if a Section 9.2(c) Escrow Event occurs during the last two months and twenty days of the Initial Escrow Period with respect to Stuart, 40,000 of the Initial Escrow Shares shall be forfeited and cancelled, without the payment of any consideration by Buyer or Acquisition Sub; (iv) if a Section 9.2(c) Escrow Event occurs during the last two months and twenty days of the Initial Escrow Period with respect to Donaghy, 40,000 of the Initial Escrow Shares shall be forfeited and cancelled, without the payment of any consideration by Buyer or Acquisition Sub; (v) if a Section 9.2(c) Escrow Event occurs during the Secondary Escrow Period with respect to Stuart, 40,000 of the Secondary Escrow Shares shall be forfeited and cancelled, without the payment of any consideration by Buyer or Acquisition Sub; and (vi) if a Section 9.2(c) Escrow Event occurs during the Secondary Escrow Period with respect to Donaghy, 40,000 of the Secondary Escrow Shares shall be forfeited and cancelled, without the payment of any consideration by Buyer or Acquisition Sub.

9.3    Limitations on Indemnification.

(a) Notwithstanding anything in Sections 9.1 or 9.2, or any other term or condition of this Agreement, or otherwise, which is or may appear to be to the contrary, Seller's and the Seller Shareholders' sole liability for any and all Section 9.2(a) Escrow Events and Section 9.2(b) Escrow Events shall be limited to, respectively, the Initial Escrow Period and the Secondary Escrow Period, as the case may be, and to Buyer's setting off the amount of the claim arising from the Section 9.2(a) Escrow Event or Section 9.2(b) Escrow Event, as the case may be, against, and the recovery of such amount from the forfeiture and cancellation of, the corresponding number of Initial Escrow Shares subject to the Initial Escrow Agreement or Secondary Escrow Shares subject to the Secondary Escrow Agreement, as the case may be. For purposes of Section 9.1 and this section and for determining the number of Initial Escrow Shares or Secondary Escrow Shares, as the case may be, which are subject to indemnification and forfeiture to Buyer and Acquisition Sub for any Section 9.2(a) Escrow Event, Section 9.2(b) Escrow Event or Section 9.2(c) Escrow Event, as the case may be, the Initial Escrow Shares or Secondary Escrow Shares, as the case may be, shall be valued at a per share price equal to the average reported last sales price for the common stock of Buyer for the ten trading days ending on the Friday prior to the date the claim for indemnification is made by Buyer or Acquisition Sub in accordance with Section 9.5 of this Agreement. Notwithstanding the foregoing, however, if a Control Event occurs at any time during the Initial Escrow Period, there shall be no Secondary Escrow Agreement or Secondary Escrow Shares, and Seller and Seller Shareholders shall have no liability for any Section 9.2(b) Escrow Events. The sole liability and recovery with respect to any Section 9.2(c) Escrow Event is as expressly provided in Section 9.2(c).

(b) Notwithstanding the terms of Sections 9.1 or 9.2, no indemnity shall be required to be made to Buyer or Acquisition Sub for the first $25,000 in aggregate claims sustained by Buyer or Acquisition Sub arising out of the provisions of Sections 9.1 or 9.2; provided, however, that once the Buyer or Acquisition Sub has suffered claims aggregating in excess of $25,000, the indemnity provided to Buyer or Acquisition Sub under Sections 9.1 or 9.2 shall be required to be made for all of such $25,000 and any other amounts to which Buyer is entitled under Sections 9.1 and 9.2. Notwithstanding the foregoing, the terms of this Section 9.3(b) shall not apply to any claims related to or arising from fraud or Seller’s failure to pay Taxes. This minimum indemnification amount requirement process shall be repeated and must be complied with after each exercise of the indemnification provision.

9.4    Buyer. Buyer and Acquisition Sub shall indemnify, defend and hold harmless Seller and Seller Shareholders from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements incurred by the Seller and/or any Seller Shareholders which arise out of or result from a misrepresentation, breach of warranty or breach or non-fulfillment of any covenant or other term or condition of Buyer or Acquisition Sub contained herein or in the Schedules annexed hereto or in any other documents or instruments furnished by Buyer or Acquisition Sub pursuant hereto or in connection with the transactions contemplated hereby or thereby.

9.5    Methods of Asserting Claims for Indemnification. All claims for indemnification under this Agreement (each, a “Claim”) shall be asserted as follows:

(a)    Third Party Claims. In the event that any Claim for which a party (the “Indemnitee”) would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other party (the “Indemnitor”) of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the “Claim Notice”). The Indemnitor shall have 30 days (or, if shorter, a period to a date not less than 10 days prior to when a responsive pleading or other document is required to be filed but in no event less than 10 days from delivery or mailing of the Claim Notice) (the “Notice Period”) to notify the Indemnitee (i) whether or not it disputes the Claim and (ii) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to minimize any risk of additional damage to the Indemnitee; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor, subject to Section 9.1. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, and shall not defend such Claim, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion, and shall be reimbursed by the Indemnitor for its reasonable costs and expenses of such defense if it shall thereafter be found that such Claim was subject to indemnification by the Indemnitor hereunder, subject to Section 9.1.

(b)    Non-Third Party Claims. In the event that the Indemnitee shall have a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim

Notice with respect to such Claim to the Indemnitor. If the Indemnitor disputes the Claim or the amount of such Claim, the controversy in question shall be submitted to mediation and arbitration pursuant to Section 11 hereof.

(c)    Notice to Escrow Agent. The Seller and Buyer, or all Seller Shareholders and Buyer in relation to the Secondary Escrow Agreement, shall notify the Escrow Agent in writing as to the amount of any indemnity owed to Buyer or Acquisition Sub under Section 9.1 and the number of Initial Escrow Shares or Secondary Escrow Shares that shall be released to the Buyer. Any disputes regarding any Claim by Buyer or Acquisition Sub (whether under subparagraph (a) or (b) above), including regarding whether the Claim is valid or the amount of the Claim, shall be submitted to mediation and arbitration pursuant to Section 11 of this Agreement. In the latter event, Seller and Buyer, or all Seller Shareholders and Buyer in relation to the Secondary Escrow Agreement shall provide the Escrow Agent with written instructions consistent with the determination which is reached pursuant to such mediation and arbitration processes.

(d)     Cooperation of Parties. If either party chooses to defend or participate in the defense of any Claim, it shall have the right to receive from the other party, subject to any restriction of applicable law or that may be necessary to preserve the privilege of attorney-client communications, any books, records, or other documents within such other party’s control that are necessary or appropriate for such defense.

(e)    Termination of Escrow Period. At the termination of the Initial Escrow Period, the Buyer and Seller shall notify the Escrow Agent of any amounts pending or in dispute, and direct the Escrow Agent to retain the number of Initial Escrow Shares necessary to cover such pending or disputed amounts. At the termination of the Secondary Escrow Period, the Buyer and all Seller Shareholders shall notify the Escrow Agent of any amounts pending or in dispute, and direct the Escrow Agent to retain the number of Secondary Escrow Shares necessary to cover such pending or disputed amounts Such notices shall also direct the Escrow Agent to release to the Seller or the Seller Shareholders, as the case may be, all Initial Escrow Shares or Secondary Escrow Shares not subject to such pending or disputed amounts and must be signed by the Buyer and the Seller or all Seller Shareholder. Any Claim with respect to any such pending or disputed amounts shall be addressed and resolved pursuant to the procedures set forth in this Section 9.5.

10.    TERMINATION. The obligation of the parties hereto to consummate the purchase and sale contemplated hereby may be terminated:

(a)    At any time by the mutual consent of Buyer and Seller;

(b)    By Buyer (if not then in material breach of this Agreement), if the conditions set forth in Section 8.2 of this Agreement shall not have been satisfied on or before September 30, 2005 and by Seller (if not then in material breach of this Agreement), if the conditions set forth in Section 8.3 of this Agreement shall not have been satisfied on or before October 7, 2005; or

(c)    By either Buyer or Seller, if on or before September 30, 2005, the transactions contemplated by this Agreement are enjoined by a court of competent jurisdiction and such injunction is final, permanent, and non-appealable.

(d)    By Seller if the closing sales price for Buyer’s Common Stock is below $5.00 per share for any period of five consecutive trading days during the twenty consecutive trading days prior to the Closing Date.

In the event of the termination of this Agreement pursuant to this Section 10, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers, or stockholders to any other party (with respect to the payment of its expenses or otherwise), except as provided in Sections 7.3, 7.4, 7.14, 7.15, 7.16, 7.18, 7.20 and 7.21 hereof, which provisions shall survive the termination of this Agreement. Notwithstanding the foregoing, a termination pursuant to this Section 10 shall not relieve a party who deliberately and willfully failed to comply with any agreement or covenant in this Agreement prior to the date of termination, or who knowingly misrepresented or breached a warranty, of liability for any such deliberate and willful failure to comply with any agreement or covenant in this Agreement prior to the date of termination or any knowing misrepresentation or breach of warranty, or constitute a waiver of any claim with respect thereto.

11.    MEDIATION/ARBITRATION. In the event a dispute arises between the parties to this Agreement, a mediator shall be selected jointly by the Buyer and the Seller (the “Mediator”). The Mediator shall not have the right to bind the parties. If the Mediator cannot resolve any such dispute within 60 days from the appointment of the Mediator or a mediator cannot be agreed upon within 15 days from the date a party notifies the other party that such party desires that a mediator be selected to resolve the dispute, such dispute shall be adjudicated by arbitration. Such dispute shall be decided finally by three arbitrators in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitrators shall be appointed as follows: one by Buyer, one by the Seller Shareholders, and the third by the said two arbitrators, or, if they cannot agree, then the third arbitrator shall be appointed by the American Arbitration Association. The third arbitrator shall be chairman of the panel and shall be impartial. The arbitration shall take place in Delaware. The decision of a majority of the arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. Each party shall pay the fees and expenses of the arbitrator appointed by it, its counsel, and its witnesses. The parties shall share equally the fees and expenses of the Mediator or third arbitrator.

12.    NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy, or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

12.1	If to Buyer, to:	Smart Online, Inc. 2530 Meridian Parkway, 2nd Floor Durham, NC 27713 Fax: 919-765-5020

12.2	If to the Seller Shareholders, to:	Mike Stuart 3408 Hillsdale Drive Urbandale, Iowa 50322

12.3	If to the Seller, to:	Computility, Inc. Mike Stuart 3408 Hillsdale Drive Urbandale, Iowa 50322

Any such notices shall be effective when delivered in person or sent by telecopy, one business day after being sent by overnight delivery, or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

13.    MISCELLANEOUS.

13.1    Nature of Representations and Warranties. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants, and agreements contained in this Agreement or at the Closing of the transactions herein provided for, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises, or information, written or oral, made by the other party or parties or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant, or agreement.

13.2    Survival of Representations. All covenants, agreements, representations, and warranties made herein shall survive the Closing Date. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

13.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters, and understandings relating to the subject matter hereof.

13.4    Amendment. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

13.5    Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

13.6    Choice of Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of North Carolina, without application of principles of Conflicts of Laws.

13.7    Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.8    Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

13.9    Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

13.10          Severability. The invalidity, illegality, or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality, or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

13.11          Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

13.12    No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

13.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

13.14    Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

13.15    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SMART ONLINE, INC.	COMPUTILITY, INC.

BY: /s/ Henry Nouri	BY: /s/ M. Stuart, CEO

TITLE: Vice President	TITLE: CEO

PRINT: Henry Nouri	PRINT: Mike Stuart

ACQUISITION SUBSIDIARY	SELLER SHAREHOLDERS:

BY: /s/ Henry Nouri	BY:/s/ Brian Donaghy
GROWTH VENTURES GROUP, INC.
TITLE: Vice President	NAME: Brian Donaghy
TITLE: Secretary
PRINT: Henry Nouri
BY: /s/ M. Stuart
MICHAEL STUART

BY: /s/ Brian Donaghy
BRIAN DONAGHY